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Exhibit 4.5

McDATA SERVICES CORPORATION

Plan Information Statement
For Participants in the Company's
2002 Stock Award Plan

This document constitutes part of a prospectus
covering securities registered under
the Securities Act of 1933.

The date of this document is as of June 17, 2005

        On June 25, 2002, the shareholders of McDATA Services Corporation (formerly known as Computer Network Technology Corporation, the "Company") approved the adoption by the Company's Board of Directors (the "Board") of the 2002 Stock Award Plan (the "Plan"). Subsequently, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") between McDATA Corporation ("McDATA"), the Company and Condor Acquisition, Inc., McDATA acquired all of the issued and outstanding capital stock of the Company. Pursuant to the Merger Agreement, the Company and has become a wholly owned subsidiary of McDATA and has changed its name to from "Computer Network Technology Corporation" to "McDATA Services Corporation." Under the Merger Agreement and pursuant to action taken under the plan, all of the outstanding Awards granted under the Plan are now exercisable for McDATA Class A Common Stock, par value $.01 ("McDATA Class A Stock" or "Common Stock"), with appropriate adjustments being made to the number of shares subject to each outstanding option and the applicable exercise price as called for by the Merger Agreement. The Plan has been amended and restated to reflect these changes. In addition, any stock based Awards granted under the Plan in the future will for McDATA Class A Stock. In brief, the Plan enables the Company to make compensation awards of cash, shares, stock units and options to purchase shares of McDATA Class A Stock to employees, consultants and advisors of the Company and those of its parent and or subsidiary corporations, if any.

        The purpose of the Plan is to:

  •
  motivate key personnel to produce a superior return to McDATA's stockholders by offering an opportunity to share in the appreciation of McDATA stock, and

  •
  help recruiting and retaining key personnel by providing an attractive opportunity to accumulate capital.

        The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is not subject to the Employee Retirement Income Securities Act of 1974.

        You have been granted an award under the Plan in the form of either restricted or unrestricted stock, incentive or non-qualified stock options, performance units, restricted stock units or some other stock-based award (an "Award"). A copy of the Plan is attached hereto as Exhibit A. You also have executed an agreement (the "Agreement") containing additional terms and conditions of your Award. The Plan, along with the Agreement, contain the rights and obligations you have as the recipient of an Award under the Plan. The Company suggests that you read the Plan and the Agreement carefully. The main body of this document briefly summarizes some of the features of the Plan and also includes additional information the Company is required to provide under the federal securities laws. Capitalized terms not defined in this document shall have the meaning given to them in the Plan.

Administration

        The Plan is administered by the Compensation Committee (the "Committee") of the Board which is composed of three directors who are "non-employee director," as that term is defined in Rule 16b-3(b)(3)(i) (or its successor provisions) adopted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Members of the Committee are appointed by, and may be removed by, a majority vote of the Board and serve on the Committee for an indefinite term at the discretion of the Board.

        The Committee has the authority to adopt and revise rules relating to the Plan, to make final and binding interpretations of the Plan and to determine the timing of grants, identity of recipients, and other terms and conditions of Awards. The Committee may generally delegate its responsibilities under the Plan to members of the Company's management and others with respect to the selection and grants of Awards to Employees. (See Sections 2.1, 3 and 5 of the Plan)

Eligible Participants

        Key employees, consultants, independent contractors and officers of the Company and its Affiliates are eligible to receive Awards under the Plan. The Committee decides to whom Awards should be granted, the type of Award, and the amount and terms of any such Award. (See Sections 2.1(j) and 3 of the Plan)

Stock Subject to the Plan

        Up to an aggregate of 1,300,000 shares of McDATA Class A Stock, may be issued pursuant to Awards granted under the Plan. The aggregate number of shares is subject to adjustment for stock splits, stock dividends, and similar changes in McDATA's capitalization. Shares of stock subject to Awards under the Plan that are not used because the terms and conditions of the Awards are not met may be reallocated under the Plan as though they had not been previously awarded. (See Sections 4, 13 and 19 of the Plan)

Types of Awards

        The types of Awards that may be granted under the Plan include Incentive Stock Options, Non-Qualified Stock Options, Performance Units, Restricted Stock, Stock and other Stock-based Awards, including Restricted Stock Units (RSUs). Subject to restrictions described in the Plan and the Agreement, Awards will be granted and exercisable or received, as the case may be, by the recipients at such times as are determined by the Committee. Except as may be provided in the Plan or the Agreement, Awards are not assignable or transferable by you. (See Sections 3, 6 and 7 of the Plan)

Acceleration of Awards, Lapse of Restrictions, Forfeiture

        The Committee may provide for the lapse of restrictions on Restricted Stock or other Awards, accelerated exercisability of Options or acceleration of the term with respect to which the achievement of performance targets for Performance Units is determined in the event of a change in control of McDATA, other fundamental changes in the corporate structure of McDATA, your death or retirement, or such other events as the Committee may determine. The Committee may provide that certain Awards may be exercised in certain events after your retirement or death. (See Sections 6, 7, 8 and 14 of the Plan)

Adjustments, Modification, Termination

        The Plan provides the Committee with discretion to adjust the kind and number of shares available for Awards or subject to outstanding Awards, the option price of outstanding Options, and performance targets for, and payments under, outstanding Awards of Performance Units in the event of mergers, recapitalization, stock dividends, stock splits, or other relevant changes. Adjustments in performance targets and payments on Performance Units are also permitted upon the occurrence of such other events as may be specified by the Committee, which may include changes in McDATA's accounting practices or changes in the recipient's title or employment responsibilities. The Board has the right to terminate, suspend or modify the Plan, except that amendments to the Plan are subject to shareholder approval if needed to comply with the incentive stock option provisions of federal law. The Committee may cancel your outstanding Options and Performance Units generally in exchange for cash payments to the recipients in the event of certain dissolutions, liquidations, mergers, statutory share exchanges, or other similar events involving McDATA. (See Sections 6, 7, 12, 13, 14 and 18 of the Plan)

Tax Considerations

        Incentive Stock Options.    You will not realize taxable income, and the Company will not be entitled to any related deduction, at the time any Incentive Stock Option is granted to you under the Plan. If certain statutory employment and holding period conditions are satisfied before you dispose of Shares acquired as the result of exercise of an Incentive Stock Option, then you will not realize taxable income upon the exercise of the Option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the Shares after expiration of the statutory holding periods, any gain or loss realized by you will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the Shares by you after the expiration of the statutory holding periods.

        Except in the event of your death, if Shares acquired by you upon the exercise of an Incentive Stock Option are disposed of by you before the expiration of two years from the date of grant of the Option or one year from the date of exercise of the Option (a "disqualifying disposition"), you will be considered to have realized compensation, taxed as ordinary income in the year of disposition, in an amount, not exceeding the gain realized on such disposition. The gain on the disposition will be equal to the difference between the exercise price and the fair market value of the Shares on the date you exercise the Option. The Company will be entitled to a deduction at the same time and in the same amount as you are deemed to have realized ordinary income. Generally, any gain you realize on disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss. If you pay the exercise price with Shares that were originally acquired pursuant to the exercise of an Incentive Stock Option and the statutory holding periods for such Shares have not been met, you will be treated as having made a disqualifying disposition of such Shares. The tax consequences of a disqualifying disposition are described above.

        The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes an Incentive Stock Option will be treated as if it were a Non-Qualified Stock Option. The tax consequences of a Non-Qualified Stock Option are discussed below.

        Non-Qualified Stock Options.    To the extent Non-Qualified Stock Options have an exercise price equal to the fair market value of the underlying Common Stock as of the date of grant, you will not realize any taxable income, and the Company will not be entitled to any related deduction, at that time. If Non-Qualified Stock Options are granted with an exercise price less than the fair market value as of the date of grant, and those options were not fully vested prior to 2005, you may realize taxable income based on the value of that discount. The Internal Revenue Service is currently developing rules that will determine your tax consequences beginning in 2005.) Generally, at the time Shares are transferred to you upon the exercise of a Non-Qualified Stock Option, you will realize ordinary income, and the Company will be entitled to a deduction. The amount of such income and deduction will be equal to the excess of the fair market value of the Shares on the date of exercise over the exercise price. When you dispose of the Shares, any additional gain or loss you realize will be taxed as a capital gain or loss.

        Stock Options—UK option holders.    If you are a UK resident for tax purposes or are working in the UK, you will not be subject to any UK tax charge when you are granted a Stock Option under the Plan. However, when you exercise the Stock Option you will suffer a UK income tax charge on the difference between the amount you are required to pay on the exercise of the Stock Option and the value of the Shares at that time. UK national insurance contributions will also be payable on this difference. You will be required to pay all relevant income tax and employee's national insurance contribution (see below).

        Restricted and Unrestricted Stock.    With respect to Restricted Stock, unless you file an election to be taxed under Section 83(b) of the Code:

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  you will not realize income upon the grant of Restricted Stock,

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  you will realize ordinary income, and the Company will be entitled to a corresponding deduction when the restrictions have been removed or expire, and

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  the amount of such ordinary income and deduction will be the fair market value of the Restricted Stock on the date the restrictions are removed or expire.

        If you file an election to be taxed under Section 83(b) of the Code, your tax consequences and the Company's tax consequences will be determined as of the date of you were granted the Restricted Stock, rather than as of the date of the removal or expiration of the restrictions. An election under Section 83(b) of the Code must be filed within 30 days of the date of your grant of Restricted Stock. The election is made by filing the required information with the Company and the IRS Service Center where you file your income tax return. The statement of election should include your name, your social security number, the number of shares of Restricted Stock acquired, the fair market value on the date of grant, and the date of grant. A copy of the election must be included with your income tax return for the year of grant.

        With respect to Awards of Unrestricted Stock:

  •
  you will realize ordinary income and the Company will be entitled to a corresponding deduction upon the grant of the Unrestricted Stock, and

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  the amount of such ordinary income and deduction will be the fair market value of such Unrestricted Stock on the date of the grant.

        When you dispose of Restricted or Unrestricted Stock, you will realize a capital gain or loss based on the difference between the amount you received from such disposition and the fair market value of such shares on the date you realize ordinary income.

        Performance Units.    A Performance Unit is a promise by the Company to pay cash, Stock or a combination of cash and Stock to you in the event certain performance goals are met. Generally:

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  you will not realize income upon the grant of a Performance Unit Award,

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  you will realize ordinary income, and the Company will be entitled to a corresponding deduction, in the year cash, shares of Common Stock, or a combination of cash and shares of Common Stock are delivered to you upon payment of the Performance Unit Award, and

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  the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of Common Stock received on the date they are received.

        When you dispose of shares received in payment of a Performance Unit Award, the difference between the amount received upon the disposition and the fair market value of the shares on the date you realize ordinary income will be treated as a capital gain or loss.

        Restricted Stock Units.    A Restricted Stock Unit ("RSU") is a promise by the Company to issue a share of Common Stock in the future. Each RSU will be settled in one share of Common Stock. RSUs will not be settled in cash. If dividends are declared, the number of RSUs will be increased by a number reflecting the value of the dividend. The RSU may be restricted for a period of time. The Common Stock will be issued to you within 30 days of when the restrictions lapse unless you have made an election to defer receipt of the shares. The terms of your RSU will be contained in an RSU Agreement. The terms of your RSU Agreement may differ depending on whether your RSUs are subject to a recently adopted tax rule, Section 409A of the Code.

        If your RSUs were vested before January 1, 2005, and not modified after October 3, 2005, you may be able to defer the payment of shares. To elect to defer receipt of the shares, you must sign and return an election form that you may obtain from the Company. The form will contain information about the election. However, a deferral election is not effective after your termination of employment. Common Stock will be issued to you within 30 days after your termination of employment for RSUs that were vested at your termination of employment. A deferral election must be made at least one year before the Common Stock would otherwise be issued to you. However, when you are first issued RSUs, you have 30 days from the date of grant to make an initial election so long as the election is made at least six months before the Common Stock would otherwise be issued to you. Once you have made the election, you can also elect to redefer issuance so long as the new election is made at least a year ahead of when you would otherwise receive the Common Stock. At any time you can request that vested RSUs be issued to you in Common Stock despite your deferral election. However, you will receive only 90% of RSUs that you requested be issued as Common Stock. The balance will be permanently forfeited. If you properly elect to defer issuance of the Common Stock by making a deferral election, you will not be taxed on the value of the Common Stock until the deferral period has lapsed.

        If your RSUs vest on or after January 1, 2005, or are modified on or after October 4, 2005, your RSUs are subject to restrictions under Section 409A of the Code. Payment in shares of Stock may not be deferred without 20% penalty, immediate taxation or late tax payment penalties. The Plan and any affected outstanding RSUs may be amended until December 31, 2005 to avoid these negative tax consequences.

        You will be required to pay FICA tax and Medicare tax at the time that the Common Stock would have been issued to you if you had not made a deferral election. That withholding will be made from other income that you receive from the Company. Income tax withholding will be taken at the time that the Common Stock is issued to you by reducing the number of shares of Common Stock that would otherwise be issued to you. Fractional shares will not be issued; you will receive cash in lieu of fractional shares.

        Generally, under current tax law, you are not taxed on receipt of the RSUs, but at such time as the Common Stock can be issued to you under your RSU Agreement. You will be taxed at the Fair Market Value of the Common Stock as of the date that you must recognize it in income. The income that you realize will be ordinary income, and the Company will be entitled to a corresponding deduction in the year that the Common Stock becomes issuable to you.

        The foregoing is a discussion of the current tax treatment of RSUs and their ability to be deferred or accelerated. Taxation of RSUs and deferrals and accelerations may change and those changes may affect elections made both before and after the change. Therefore, it is possible that in the future, your deferral election will no longer be effective for tax purposes or you may not be able to accelerate a deferral election.

        Holders of RSUs are unsecured creditors of the Company including during the time period that the holder has elected to defer issuance of the Common Stock. If the Company should become insolvent during that period of time, the Common Stock might never be issued to the holder.

        Withholding.    The Plan permits the Company to require you upon receiving Stock under the Plan to pay the Company, in cash, an amount sufficient to cover any required withholding taxes or (in the UK) any income tax or employee's national insurance contributions for which the Company may be liable in connection with the exercise of any Option or the receipt of the Stock. In lieu of cash, the Committee may permit you to cover withholding obligations (or the UK tax liabilities) through a reduction in the number of Shares delivered to you or the surrender to the Company of Shares previously received by you. For RSUs, the Company requires that the number of Shares delivered be reduced by the income tax withholding required at the time the Shares are settled. The use of Stock to satisfy withholding obligations is subject to certain restrictions if the recipient is an officer or director of McDATA or the Company or deemed to be a holder of 10% or more of McDATA or the Company's capital stock under applicable securities laws. (See Section 11 of the Plan)

        This communication was not written and cannot be used for the purposes of avoiding federal tax penalties that may be imposed. The foregoing is only a brief summary of the applicable federal income tax laws and should not be relied upon as being a complete statement. The tax laws are from time to time subject to legislative changes and new or revised judicial or administrative interpretations. In addition, you may incur foreign, state or local tax consequences which are not discussed above. In particular, the summaries set out above in relation to Restricted Stock and Performance Unit Awards do not deal with UK tax issues. We urge you to consult your own tax advisor as to the specific tax consequences of the Awards you have received. You are also encouraged to review with a tax adviser the tax consequences prior to exercising an Option and disposing of the Shares acquired pursuant to such exercise or receiving Stock or cash in connection with other Awards under the Plan.

Resale Considerations

        The prospectus of which this document is a part will not be available for the resale of Shares of Stock purchased by an "affiliate" of McDATA, as that term is defined in Rule 405 adopted under the Securities Act of 1933, as amended (the "Securities Act"). Generally, such affiliates may resell their Shares upon compliance with Rule 144 adopted under the Securities Act or pursuant to an effective registration statement filed with the Securities and Exchange Commission. If you are not an affiliate of McDATA you may generally may resell your Shares without compliance with Rule 144 or further registration under the Securities Act. Participants who are officers of McDATA must also comply with the reporting and holding period requirements of Section 16 of the Exchange Act, and the rules and regulations adopted thereunder.

ADDITIONAL INFORMATION

        The Company will provide you without charge, upon your oral or written request, additional copies of this document and a copy of any or all of the following documents (without exhibits, except where such exhibits are specifically incorporated by reference into the information incorporated into this document), all of which are incorporated by reference into the prospectus under Section 10(a) of the Securities Act of which this document is a part (the "Prospectus"):

  (a)
  McDATA's latest annual report on Form 10-K filed pursuant to Section 13 or 15(d) of the Exchange Act.

  (b)
  All other reports filed by McDATA pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

  (c)
  The description of McDATA's Common Stock in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

  (d)
  All reports and other documents subsequently filed by McDATA pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold (which shall be deemed to be incorporated by reference into the Prospectus as of the date of filing of such reports and documents).

        The Company will provide you a copy of each annual report to the stockholders of McDATA and all reports, proxy statements and other communications distributed to its stockholders generally when such distributions are made. Additional information about the Plan and its administrators is also available. Written requests for such copies or information should be directed to: Secretary, McDATA Corporation, 380 Interlocken Crescent, Broomfield, Colorado 80021. Telephone requests may be directed to the office of the Secretary at (720) 558-8000.

EXHIBIT A

McDATA SERVICES CORPORATION
2002 STOCK AWARD PLAN

        1.     Purpose. The purpose of this 2002 Stock Award Plan (the "Plan") is to motivate key personnel, including non-employee directors, to produce a superior return to the stockholders of McDATA Corporation ("McDATA") by offering such personnel an opportunity to realize Stock appreciation, by facilitating Stock ownership, and by rewarding them for achieving a high level of corporate performance. This Plan is also intended to facilitate recruiting and retaining key personnel of outstanding ability by providing an attractive capital accumulation opportunity.

        2.     Definitions.

        2.1   The terms defined in this section are used (and capitalized) elsewhere in this Plan.

          (a)   "Affiliate" means (i) any corporation that is a "parent corporation" or "subsidiary corporation" of the Company, as those terms are defined in Section 424(e) and (f) of the Code, or any successor provision, and (ii) any other corporation or other entity determined by the Committee to constitute an Affiliate for purposes of this Plan.

          (b)   "Agreement" means a written contract entered into between the Company or an Affiliate and a Participant containing the terms and conditions of an Award in such form (not inconsistent with this Plan) as the Committee approves from time to time, together with all amendments thereto, which amendments may be unilaterally made by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and are not required as a matter of law.

          (c)   "Award" means a grant made under this Plan in the form of Options, Restricted Stock, Stock, Performance Units or any other Stock-based Award.

          (d)   "Board" means the Board of Directors of McDATA.

          (e)   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (f)    "Committee" means the Compensation Committee of the Board, authorized to administer this Plan under Section 3 hereof.

          (g)   "Company" means McDATA Services Corporation, a Minnesota corporation, or any successor to substantially all of its businesses.

          (h)   "Effective Date" means the date specified in Section 9.1 hereof.

          (i)    "Employee" means any employee (including an officer or director who is also an employee) of the Company or an Affiliate. "Employee" shall also include other individuals and entities who are not "employees" of the Company or an Affiliate but who provide services to the Company or an Affiliate in the capacity of an advisor, director or consultant. In addition, references herein to "employment" and similar terms shall include the providing of services in any such capacity.

          (j)    "Event" means any of the following:

            (i)    The acquisition by an individual, entity, or group (within the meaning of Section 13(d)(3) or l4(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 40% or more of either (A) the then outstanding shares of common stock of McDATA (the "Outstanding McDATA Common Stock") or (B) the combined voting power of the then outstanding voting securities of McDATA (the "Outstanding McDATA Voting Securities) entitled to vote generally in the election of the Board; provided, however, that the following acquisitions shall not constitute an Event:

              (1)   any acquisition of voting securities of McDATA directly from McDATA,

              (2)   any acquisition of voting securities of McDATA by McDATA or any of its wholly owned Subsidiaries,

              (3)   any acquisition of voting securities of McDATA by any employee benefit plan (or related trust) sponsored or maintained by McDATA or any of its Subsidiaries, or

              (4)   any acquisition by any corporation with respect to which, immediately following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding McDATA Common Stock and Outstanding McDATA Voting Securities immediately prior to such acquisition in substantially the same proportions as was their ownership, immediately prior to such acquisition, of the the Outstanding McDATA Common Stock and Outstanding McDATA Voting Securities, as the case may be;

            (ii)   Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by McDATA's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-l l;

            (iii)  Approval by the stockholders of McDATA of a reorganization, merger, consolidation, or statutory exchange of Outstanding McDATA Voting Securities, unless immediately following such reorganization, merger, consolidation, or exchange, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding McDATA Common Stock and Outstanding McDATA Voting Securities immediately prior to such reorganization, merger, consolidation, owned, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation, or exchange in substantially the same proportions as was their ownership, immediately prior to such reorganization, merger, consolidation, or exchange, of the Outstanding McDATA Common Stock and Outstanding McDATA Voting Securities, as the case may be; or

            (iv)  Approval by the stockholders of McDATA of (A) a complete liquidation or dissolution of McDATA or (B) the sale or other disposition of all or substantially all of the assets of McDATA, other than to a corporation with respect to which, immediately following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding McDATA Common Stock and Outstanding McDATA Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as was their ownership, immediately prior to such sale or other disposition, of the Outstanding McDATA Common Stock and Outstanding McDATA Voting Securities, as the case may be.

            (v)   Notwithstanding the above, an Event shall not be deemed to occur with respect to an employee if the acquisition of the 40% or greater interest referred to in subsection (i) is by a group, acting in concert, that includes that recipient or if at least 40% of the then outstanding common stock or combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of McDATA shall be beneficially owned, directly or indirectly, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in subsections (iii) or (iv) by a group, acting in concert, that includes that Participant.

          (k)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (l)    "Fair Market Value" as of any date means, unless otherwise expressly provided in this Plan:

            (i)    the closing sale price of a Share on the date immediately preceding that date or, if no sale of Shares shall have occurred on that date, on the next preceding day on which a sale occurred of Shares on the National Association of Securities Dealers, Inc. Automated Quotations National Market System ("NMS"), or

            (ii)   if the Shares are not quoted on the NMS, what the Committee determines in good faith to be 100% of the fair market value of a Share on that date.

        Provided, however, if the NMS has closed for the day at the time the event occurs that triggers a determination of Fair Market Value, whether the grant of an Award, the exercise of an Option or otherwise, all references in this Section 2.1(m) to the "date immediately preceding that date" shall be deemed to be references to "that date." In the case of an Incentive Stock Option, if such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 13 hereof.

          (m)  "Fundamental Change" means a dissolution or liquidation of McDATA, a sale of substantially all of the assets of McDATA, a merger or consolidation of McDATA with or into any other corporation, regardless of whether McDATA is the surviving corporation, or a statutory share exchange involving capital stock of McDATA.

          (n)   "Incentive Stock Option" means any Option designated as such and granted in accordance with the requirements of Code Section 422 or any successor to said section.

          (o)   "Non-Employee Director" means a member of the Board who meets the definition of "Non-Employee Directors" as defined under Rule 16b-3(b)(3)(i) of the Exchange Act or any successor definition.

          (p)   "Non-Qualified Stock Option" means an Option other than an Incentive Stock Option.

          (q)   "Option" means a right to purchase Stock, including both Non-Qualified Stock Options and Incentive Stock Options.

          (r)   "Outside Directors" means those directors of Company who are not employees of McDATA or the Company, as applicable, or any Affiliate.

          (s)   "Performance Cycle" means the period of time as specified in an Agreement over which Performance Units are to be earned.

          (t)    "Performance Units" means an Award made under Section 7.2 hereof.

          (u)   "Plan" means this 2002 Stock Award Plan, as amended from time to time.

          (v)   "Restricted Stock" means Stock granted under Plan Section 7.3 so long as such Stock remains subject to one or more restrictions.

          (w)  "Retirement" of an Employee means termination of employment with the Company or an Affiliate on or after the date the Employee attains age 55.

          (x)   "Share" means a share of Stock.

          (y)   "Stock" or "Common Stock" means the McDATA Class A Common Stock, $.01 par value per share (as such par value may be adjusted from time to time).

          (z)   "Successor" means the legal representative of the estate of a deceased Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or of forms submitted by the Participant to the Committee under Section 18 hereof, acquire the right to exercise an Option or receive cash or Shares issuable in satisfaction of an Award in the event of an employee's death.

          (aa) "Term" means the period during which an Option may be exercised or the period during which the restrictions or terms and conditions placed on Restricted Stock are in effect.

          (bb) "Transferee" means any member of the Participant's immediate family (i.e., his or her children, step-children, grandchildren and spouse) or one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners.

        2.2   Number. Except when otherwise indicated by context, any term used in the singular shall also include the plural.

        3.     Administration.

        3.1   Authority of Committee.

          (a)   General. Except as provided in Section 3.1(b), the Committee shall administer this Plan. The Committee may delegate all or any portion of its authority under this Plan to persons who are not Non-Employee Directors or officers of McDATA solely for purposes of determining and administering Awards to Employees who are not then subject to the reporting requirements of Section 16 of the Exchange Act. Any person to whom such authority is delegated may redelegate such authority to the extent permitted by the Board or Committee. The Committee shall have exclusive power to make Awards, to determine when and to whom Awards will be granted, the form of each Award, the amount of each Award, and any other terms or conditions of each Award. Each Award shall be subject to an Agreement authorized by the Committee. The Committee's interpretation of this Plan and of any Awards made under this Plan shall be final and binding on all persons. The Committee shall have the power to establish regulations to administer this Plan and to change such regulations.

          (b)   Options to Outside Directors. Notwithstanding any contrary provisions of this Plan, the granting and terms, conditions, and eligibility requirements of Awards granted to Outside Directors shall be determined by the Board of Directors of the Company.

        3.2   Indemnification. To the full extent permitted by law, (a) no member of the Board or of the Committee or any person to whom the Committee delegates authority under this Plan shall be liable for any action or determination taken or made in good faith with respect to this Plan or any Award made under this Plan and (b) the members of the Board and of the Committee and each person to whom the Committee delegates authority under this Plan shall be entitled to indemnification by the Company with regard to such actions and determinations.

        4.     Shares Available Under this Plan. The number of Shares available for distribution under this Plan shall not exceed 1,300,000 (subject to adjustment as provided in this Section 4 and under Section 13 hereof). Any Shares subject to the terms and conditions of an Award under this Plan that are not used because the terms and conditions of the Award are not met may again be used for an Award under this Plan. In addition, if, in accordance with this Plan, an employee uses shares of Common Stock of the Company to (i) pay a purchase or exercise price, including an Option exercise price, or (ii) satisfy tax withholdings, only the number of shares issued net of the shares tendered in payment of such purchase or exercise price and tax withholdings shall be deemed to be issued for purposes of determining the maximum number of Shares available under the Plan. Further, the maximum number of Shares available for distribution under this Plan shall be increased to take into account any Awards granted under Section 19 of this Plan.

        5.     Eligibility. Awards may be granted under this Plan to Employees and Outside Directors, and such Awards shall have the terms and conditions specified in Sections 6 and 7 hereof and elsewhere in this Plan. The granting of Awards to Employees (other than Outside Directors) is solely at the discretion of the Committee; the granting of Awards to Outside Directors is solely at the discretion of the Board.

        6.     General Terms of Awards.

        6.1   Amount of Award. Each Agreement with an Employee shall set forth the number of Shares to which the Option subject to such Agreement applies or the number of Shares of Restricted Stock, Stock, Performance Units subject to such Agreement, as the case may be.

        6.2   Term. Each Agreement, other than those relating solely to Awards of Shares without restrictions, shall set forth the Term of the Option or Restricted Stock or the Performance Cycle for the Performance Units, as the case may be. An Agreement may permit an acceleration of the expiration of the applicable Term upon such terms and conditions as shall be set forth in the Agreement, which may, but need not, include without limitation acceleration resulting from the occurrence of an Event or in the event of the Employee's death or Retirement. Acceleration of the Performance Cycle of Performance Units shall be subject to Section 7.2(b) hereof.

        6.3   Agreements. Each Award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in this Plan.

        6.4   Transferability. Except as provided in this Section 6.4, during the lifetime of an employee to whom an Award is granted, only that Participant (or that Participant's legal representative) may exercise an Option or receive payment with respect to Performance Units or any other Award. No Award of Restricted Stock (prior to the expiration of the restrictions), Options or Performance Units or other Award may be sold, assigned, transferred, exchanged or otherwise encumbered other than pursuant to a domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder; any attempted transfer in violation of this Section 6.4 shall be of no effect. Notwithstanding the immediately preceding sentence, the Committee, in an Agreement or otherwise at its discretion, may provide (i) that the Award subject to the Agreement shall be transferable to a Successor in the event of an employee's death, or (ii) that the Award (other than Incentive Stock Options) may be transferable to a Transferee if the Participant receives no consideration for the transfer. Any Award held by a Transferee shall continue to be subject to the same terms and conditions that were applicable to such Award immediately prior to its transfer. By way of example and not limitation, (i) an Option may be exercised by a Transferee as and to the extent that such Option has become exercisable and has not terminated in accordance with the provisions of the Plan and the applicable Agreement and (ii) for purposes of any provision of this Plan relating to notice to an optionee or to vesting or termination of an Option upon the death, disability or termination of employment of an optionee, the references to "optionee" shall mean the original grantee of an option and not any Transferee.

        7.     Terms and Conditions of Specific Awards.

        7.1   Stock Options.

          (a)   Terms of All Options. Each Option shall be granted as either an Incentive Stock Option or a Non-Qualified Stock Option. Only Non-Qualified Stock Options may be granted to Outside Directors; to Employees who are employees of an Affiliate within the meaning of Section 2.1(a)(ii) hereof; and to Employees who are not employees of the Company or an Affiliate, but who provide services to the Company or an Affiliate in the capacity of an advisor or consultant. The purchase price of each Share subject to an Option shall be determined by the Committee and set forth in the Agreement, but shall not be less than 100% of the Fair Market Value of a Share as of the date the Option is granted. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, provided that to the extent permitted by law, the Agreement may permit some or all Participants simultaneously to exercise Options and sell the Shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from such sale as payment of the purchase price of such Shares. The purchase price may be payable in cash, in Stock having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Stock being purchased pursuant to the Option, or a combination thereof as determined by the Committee and provided in the Agreement. Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. In no event shall any Option be exercisable at any time after its expiration date. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated. The number of Shares for which any Employee may be granted Options in any one calendar year shall not exceed 750,000. The Committee may provide, in an Agreement or otherwise, that an employee who exercises an Option and pays the Option price in whole or in part with Shares then owned by the Participant will be entitled to receive another Option covering the same number of shares tendered and with a price of no less than Fair Market Value on the date of grant of such additional Option ("Reload Option").

          (b)   Incentive Stock Options. In addition to the other terms and conditions applicable to all Options:

            (i)    the maximum number of shares that may be covered with respect to incentive stock options is 1,300,000.

            (ii)   the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which Incentive Stock Options held by an individual first become exercisable in any calendar year (under this Plan and all other incentive stock option plans of the Company and its Affiliates within the meaning of Section 2.1(a)(i) hereof) shall not exceed $100,000 (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option;

            (iii)  an Incentive Stock Option shall not be exercisable more than 10 years after the date of grant (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option; and

            (iv)  the Agreement covering an Incentive Stock Option shall contain such other terms and provisions which the Committee determines necessary to qualify such Option as an Incentive Stock Option.

        7.2   Performance Units.

          (a)   Initial Award. An Award of Performance Units shall entitle such Participant (or a Successor) to future payments of cash, Stock, or a combination of cash and Stock, as determined by the Committee and provided in the Agreement, based upon the achievement of performance targets established by the Committee. Such performance targets may, but need not, include without limitation targets relating to one or more of corporate, group, unit, Affiliate, or individual performance. The Agreement may establish that a portion of a full or maximum amount of an employee's Award will be paid for performance which exceeds the minimum target but falls below the maximum target applicable to such Award. The Agreement shall also provide for the timing of such payment. Following the conclusion or acceleration of each Performance Cycle, the Committee shall determine the extent to which (i) performance targets have been attained, (ii) any other terms and conditions with respect to an Award relating to such Performance Cycle have been satisfied, and (iii) payment is due with respect to an Award of Performance Units. The maximum payment that can be made for awards granted to any one individual shall be $1,000,000 for any single or combined performance goals established for a specified performance period.

          (b)   Acceleration and Adjustment. The Agreement may permit an acceleration of the Performance Cycle and an adjustment of performance targets and payments with respect to some or all of the Performance Units awarded to an employee upon such terms and conditions as shall be set forth in the Agreement, upon the occurrence of certain events, which may, but need not include without limitation an Event, a Fundamental Change, the Participant's death or Retirement or, with respect to payments in Stock with respect to Performance Units, a reclassification, stock dividend, stock split, or stock combination as provided in Section 13 hereof.

        7.3   Restricted Stock Awards

          (a)   The Committee is authorized to grant, either alone or in conjunction with other Awards, stock and stock-based Awards. The Committee shall determine the persons to whom such Awards are made, the timing and amount of such Awards, and all other terms and conditions. Common Stock granted to recipients may be unrestricted or may contain such restrictions, including provisions requiring forfeiture and imposing restrictions upon stock transfer, as the Committee may determine. Unless forfeited, the recipient of restricted Common Stock will have all other rights of a stockholder, including without limitation, voting and dividend rights.

          (b)   An Award of Restricted Stock under the Plan shall consist of Shares subject to restrictions on transfer and conditions of forfeiture, which restrictions and conditions shall be included in the applicable Agreement. The Committee may provide for the lapse or waiver of any such restriction or condition based on such factors or criteria as the Committee, in its sole discretion, may determine.

          (c)   Except as otherwise provided in the applicable Agreement, each Stock certificate issued with respect to an Award of Restricted Stock shall either be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, or bear such legends with respect to the restricted nature of the Restricted Stock evidenced thereby as shall be provided for in the applicable Agreement.

          (d)   The Agreement shall describe the terms and conditions by which the restrictions and conditions of forfeiture upon awarded Restricted Stock shall lapse. Upon the lapse of the restrictions and conditions, Shares free of restrictive legends, if any, relating to such restrictions shall be issued to the Participant or a Successor or Transferee.

          (e)   An employee or a Successor or Transferee with a Restricted Stock Award shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote the Shares of Restricted Stock.

        7.4   Other Awards. The Committee may from time to time grant Stock and other Awards under the Plan including without limitations those Awards pursuant to which Shares are or may in the future be acquired, Awards denominated in Stock units, securities convertible into Stock and Phantom securities. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards provided that such Awards shall not be inconsistent with the terms and purposes of this Plan. The Committee may, at its sole discretion, authorize the issuance of Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate. Furthermore, the Committee may use stock available under this Plan as payment for compensation, grants or rights and earned or due under any other compensation plans or arrangements of McDATA or the Company.

        8.     Terms and Conditions of Outside Director Awards.

        8.1   Outside Directors may, in the discretion of the Board and in accordance with the terms of this Plan, be granted Awards under this Plan at various times, including when an Outside Director is first elected or appointed to the Board, when an Outside Director is re-elected to the Board or at other times as may be deemed appropriate.

        8.2   Terms of Awards. In addition to the terms set forth in Section 7.1 of this Plan, Outside Director Awards may contain such other terms and conditions as the Board determines.

        9.     Effective Date of this Plan.

        9.1   Effective Date. This Plan shall become effective as of March 30, 2002, the date of adoption of this Plan by the Board, provided that this Plan is approved and ratified by the affirmative vote of the holders of a majority of the outstanding Shares of Stock present or represented and entitled to vote in person or by proxy at a meeting of the shareholders of the Company no later than March 30, 2003.

        9.2   Duration of this Plan. This Plan shall remain in effect until all Stock subject to it shall be distributed or all Awards have expired or lapsed, whichever is latest to occur, or this Plan is terminated pursuant to Section 12 hereof. No Award of an Incentive Stock Option shall be made more than 10 years after the effective date (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option. Except with respect to Director Options, the date and time of approval by the Committee of the granting of an Award (or such other time as the Committee shall designate) shall be considered the date and time at which such Award is made or granted, notwithstanding the date of any Agreement with respect to such Award.

        10.   Right to Terminate Employment. Nothing in this Plan or in any Agreement shall confer upon any Employee the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate the employment of the Employee with or without cause.

        11.   Tax

        Withholding.    The Company may withhold from any cash payment under this Plan to an employee or other person (including a Successor or a Transferee) an amount sufficient to cover any withholding taxes required or permitted to be withheld from the employee or other person. The Company shall have the right to require an employee or other person receiving Stock under this Plan to pay to the Company a cash amount sufficient to cover any withholding taxes, including any income tax, social security tax, national insurance contribution, or other kind or type of tax for which the employee, the Company or any Affiliate may be liable as a consequence of the employee or other person exercising an Option or receiving Stock. In lieu of all or any part of such a cash payment from a person receiving Stock under this Plan, the Committee may permit the individual to elect to cover all or any part of the withholdings, and to cover any additional withholdings up to the amount needed to cover the full amount of federal, state, and local tax with respect to income arising from payment of the Award, through a reduction of the number of Shares delivered to such individual or a subsequent return to the Company of Shares held by the employee or other person, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws. The Company or the relevant Affiliate may in accordance with and to the extent it is able under the laws of the jurisdiction with respect to which a tax is owed, deduct the relevant amount from subsequent earnings payable to the employee. To the extent that the Company or the relevant Affiliate cannot (or does not) make the relevant deductions, the employee or person receiving the Stock shall enter into such other arrangements for the individual to reimburse the Company or the Affiliate for the amount of the tax liability as the Company shall require, and the Company may make the individual's agreement to such arrangements a condition of the exercise of any Stock Option or the receipt of any Award under the Plan.

        Other Tax Consequences.    To the extent required to avoid penalties under Code Section 409A, any Award shall comply in all respects with Code Section 409A and related regulations and shall be interpreted and administered in all respects in accordance with Code Section 409A. To the extent any Award subject to Code Section 409A, by its terms, is inconsistent with the requirements of Code Section 409A, Code Section 409A shall govern. Notwithstanding any provision to the contrary, all taxes imposed upon the Participant associated with participation in the Plan, including any liability imposed under Code Section 409A, shall be borne solely by the Participant.

        12.   Amendment, Modification and Termination of this Plan.

          (a)   The Board may at any time and from time to time terminate, suspend or modify the Plan. Except as limited in (b) below, the Committee may at any time alter or amend any or all Agreements under the Plan to the extent permitted by law. However, no such action may, without further approval of the shareholders of the Company, be effective if such approval is required in order that the Plan conform to the requirements of Code Section 422.

          (b)   No termination, suspension, or modification of the Plan will materially and adversely affect any right acquired by any Participant or Successor or Transferee under an Award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the Participant in the Agreement or otherwise, or required as a matter of law; but it will be conclusively presumed that any adjustment for changes in capitalization provided for in Plan Sections 7.2 or 13 does not adversely affect these rights.

        13.   Adjustment for Changes in Capitalization. Appropriate adjustments in the aggregate number and type of Shares available for Awards under this Plan and in the number and type of Shares and amount of cash subject to Awards then outstanding, in the Option price as to any outstanding Options and, subject to Section 7.2(b) hereof, in outstanding Performance Units and payments with respect to outstanding Performance Units may be made by the Committee in its sole discretion to give effect to adjustments made in the number or type of Shares of McDATA through a Fundamental Change (subject to Section 14 hereof), recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination, or other relevant change, provided that fractional Shares shall be rounded to the nearest whole share.

        14.   Fundamental Change. In the event of a proposed Fundamental Change: (a) involving a merger, consolidation, or statutory share exchange, unless appropriate provision shall be made for the protection of the outstanding Options by the substitution of options and appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of McDATA or such surviving corporation, to be issuable upon the exercise of options in lieu of Options and capital stock of McDATA, or (b) involving the dissolution or liquidation of McDATA, the Committee shall declare, at least 20 days prior to the occurrence of the Fundamental Change, and provide written notice to each holder of an Option of the declaration, that each outstanding Option, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of the Fundamental Change in exchange for payment to each holder of an Option, within ten days after the Fundamental Change, of cash equal to the amount, if any, for each Share covered by the canceled Option, by which the Fair Market Value (as defined in this Section) per Share exceeds the exercise price per Share covered by such Option. At the time of the declaration provided for in the immediately preceding sentence, each Option shall immediately become exercisable in full and each person holding an Option shall have the right, during the period preceding the time of cancellation of the Option, to exercise the Option as to all or any part of the Shares covered thereby; provided, however, that if such Fundamental Change does not become effective, then the declaration pursuant to this Section 14(b) shall be rescinded, the acceleration of the exercisibility of the Option pursuant to this Section 14(b) shall be void, and the Option shall be exercisable in accordance with its terms. In the event of a declaration pursuant to this Section 14, each outstanding Option that shall not have been exercised prior to the Fundamental Change shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, no person holding an Option shall be entitled to the payment provided for in this Section 14 if such Option shall have expired pursuant to an Agreement. For purposes of this Section only, "Fair Market Value" per Share means the cash plus the fair market value, as determined in good faith by the Committee, of the non-cash consideration to be received per Share by the stockholders of McDATA upon the occurrence of the Fundamental Change, notwithstanding anything to the contrary provided in this Plan.

        15.   Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan.

        16.   Other Benefit and Compensation Programs. Payments and other benefits received by an employee under an Award shall not be deemed a part of an employee's regular, recurring compensation for purposes of any termination, indemnity, or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract, or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract, or arrangement or the Committee determines that an Award or portion of an Award should be included to reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

        17.   Foreign Employees. The Committee shall have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States. In addition, the Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction to Employees who are subject to such laws and who receive Awards under the Plan.

        18.   Beneficiary Upon Employee's Death. To the extent that the transfer of an employee's Award at death is permitted under an Agreement, (a) an employee's Award shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (b) upon the death of the Employee, such beneficiary shall succeed to the rights of the Employee to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, the Participant's legal representative shall succeed to the Awards, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted under an Agreement.

        19.   Corporate Mergers, Acquisitions, Dispositions, Etc. The Committee may also grant Options, Restricted Stock or other Awards under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, restricted stock or other awards granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by McDATA pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which McDATA or an Affiliate is a party. The Committee may also take such action with respect to Options, Restricted Stock or other Awards under the Plan as it deems appropriate, in its sole discretion, in the event of the divestiture, spin-off, or transfer of an Affiliate or a line of business of McDATA.

        20.   Deferrals and Settlements. The Committee may require or permit Employees to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.

        21.   Governing Law. To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of Minnesota and construed accordingly.

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Plan Information Statement For Participants in the Company's 2002 Stock Award Plan